                                                                EXHIBIT 2.7

                                                                95 AT 570038-A

                           TEXAS ASSOCIATION OF REALTORS-R-

                          COMMERCIAL EARNEST MONEY CONTRACT


    THIS CONTRACT OF SALE, is made by and between U.S. Restaurant Properties Master L.P., hereafter referred to as "Buyer") and Southridge Village Partnership, hereafter referred to as "Seller" upon the terms, provisions and conditions set forth herein.

1. PURCHASE AND SALE. Seller agrees to sell and convey to Buyer and Buyer agrees to buy from Seller the following property situated in Denton County, Texas, known as Lot 1B and 1C of Southridge Village Shopping Center Addition.

2.  PROPERTY.  Lot 1B and 1C, Block ______________, ___________________
Addition, City of __________________________, or as described on attached Exhibit "A", together with all and singular the rights and appurtenances, pertaining to the property, including any right, title, and interest of Seller in and to adjacent streets, alleys or rights of way. All of such real property, rights, and appurtenances being hereinafter referred to as the "Property", together with any improvements, fixtures, and personal property situated on and attached to the Property, including but not limited to the following:

                                     SEE RIDER 1

3.  CONTRACT SALES PRICE.

    A.   Cash down payment payable at closing (including earnest money) . . .  $  700,000
    B.   Sum of all notes described in Paragraph 4 below. . . . . . . . . . .  $
    C.   Other 54,166.67 limited partnership units in Buyer . . . . . . . . .  $1,300,000
    D.   Sales Price (Sum of A, B, and C)     (See Rider 2) . . . . . . . . .  $2,000,000

4.  FINANCING CONDITIONS.

    A. ASSUMPTION. Buyer shall assume the unpaid balance of that promissory note payable to _______________________________ dated ________________, 19____.
Buyer shall pay the installment payment due after the date of closing. The assumed principal balance at closing will be $____________ allowing for an agreed $_________ variance. The cash payable at closing shall be adjusted for the amount of such variance. Buyer shall apply for assumption approval, if necessary or required, within ____ days from the effective date of this contract and shall make every reasonable effort to obtain the same. If the variance exceed $_________ or the existing interest rate is increased above _____% of Buyer is required to pay an assumption fee in excess of $________, or assumption approval cannot be obtained within ________ days from the effective date hereof, this contract may be terminated at Buyer's option and the Earnest Money shall be refunded to Buyer without delay.

    B. THIRD PARTY FINANCING. This contract is subject to approval of a loan for Buyer by a third party in the amount of $______________ payable at _____________ intervals for not less than ________ years with the initial interest rate not to exceed ______% per annum, and with each principal and interest installment not exceed $________ [ ] including interest [ ] plus interest, for the first _____ years of the loan. Buyer shall apply for the loan within ____ days from the effective date of this contract and shall make every reasonable effort to obtain approval. If the loan has not been approved within _____ days from the effective date hereof, this contract shall terminate and the Earnest Money shall be refunded to Buyer without delay.

    C.   OTHER FINANCING:
SEE SPECIAL PROVISIONS 29, 30, 31,32, 33, 34 AND 35
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Any Seller financed note may be prepaid in whole or in part at any time without penalty. The lien securing payment of such note will be inferior to any lien securing any loan assumed pursuant to paragraph 4A above.

5.  EARNEST MONEY.

    A.   $56,000.00 is herewith tendered and is to be deposited as Earnest
Money with Lawyers Title Insurance co. (Alexandra Smith, Escrow Officer) as Escrow Agent. Additional Earnest Money, if any, shall be deposited with the Escrow Agent on or before ___________________, 19___, in the amount of ____________. Earnest Money is deposited with the Escrow Agent with the understanding that Escrow Agent (i) does not assume or have any liability for performance or nonperformance of any party, (ii) has the right to require the receipt, release and authorization in writing of all parties before paying the deposit in any party, and (iii) is not liable for interest or other charge on the funds held. If any party unreasonably fails to agree in writing to an appropriate release of Earnest Money, then such party shall be liable in the other parties to the extent provided in paragraph 14. At closing, Earnest Money shall be applied to any cash down payment required, next to Buyer's closing costs and any excess refunded to Buyer. Before Buyer shall be entitled to refund of Earnest Money, any actual expenses incurred or paid on Buyer's behalf shall be deducted therefrom and paid to the creditors entitled thereto.

    B. [ ] Yes [ ] No. The parties herein agree that the Earnest Money shall be deposited in an account at Escrow Agent bearing interest and the interest shall be credited to Seller.

6.  PROPERTY CONDITION/INVESTIGATION.

    [   ]     A.   Buyer accepts the Property in "as is" condition.
    [ X ]     B.   Buyer accepts the Property subject to the [X] Property
                   Condition and/or [X] Investigation Addendums attached hereto.

7.  SURVEY AND TITLE BINDER.

    A.   Survey
    [  ] 1.   No survey is required
    [  ] 2.   Seller shall furnish within ten (10) days from the effective date of this contract, Seller's existing survey of the Property dated
              ___________________, 19___.
    [  ] 3.   Within 30 days after the date of this contract, Seller shall, [
              ] at Seller's expense [ X ] at Buyer's expense, deliver or cause to be delivered to Buyer and Title Company a copy of a current-on-the ground survey ("Survey") of the Property made by a duly licensed surveyer reasonably acceptable to Buyer and in a form acceptable to Buyer and the Title Company issuing the title commitment and Owner's Policy of Title insurance required herein.
              If the survey exception (except as to shortages in area) is to be deleted herein, the additional expense for such deletion shall be paid by Buyer. The Survey shall show acreage or square feet, access to the Property, the location of all improvements, rights of way, easements, encroachments, streets, roads, water courses, or fences on or adjacent to the Property, if any. If this contract does not close through no fault of Seller, in addition to the other rights of Seller hereunder, Buyer shall pay for the Survey.

    B. Within 15 days after the date of this contract, Seller shall, at Seller's expense, deliver or cause to be delivered to Buyer.

    (1) A title commitment ("Title Binder") covering the Property binding the Title Company to issue a Texas Owner's Policy of Title Insurance on the standard form of policy prescribed by the Texas State Board of Insurance at the closing in the full amount of the purchase price; and

    (2) True, correct, and legible copies of any and all instruments referred to in the Title Binder as constituting exceptions or restrictions upon the title of Seller, if requested by Buyer in writing within 5 days of receipt of the title commitment.

    (3)  A U.C.C. lien search, if applicable.  SEE RIDER 3.

8.  APPROVAL PERIOD AND TITLE.

    A. Buyer shall have 15 days after the receipt of both the Survey and Title Binder to review same and to deliver in writing to Seller such objections as Buyer may have to anything contained therein. Any such item to which Buyer shall not object shall be deemed to be accepted by Buyer. If there are objections by Buyer, Seller shall in good faith attempt to satisfy same prior to closing, but Seller shall not be required to incur any cost to do so. If title objections are disclosed, Seller shall have 30 days to cure same. If Seller delivers written notice to Buyer on or before closing date that Seller is unable to satisfy such objections, or if, for any reason, Seller is unable to convey title in accordance with Section 8(B) below, Buyer may either waive such objections and accept such title as Seller is able to convey or terminate this contract by written notice to Seller and Earnest Money shall be refunded with no Broker's fee due. Zoning ordinances and a lien for current taxes shall not be valid objections to title.

    B. Seller represents and warrants to Buyer that at the closing Seller will have and will convey to Buyer good and indefeasible title by Special Warranty Deed subject only to liens securing debt created, assumed or taken subject to, as part of the consideration, taxes for the current year, and any other reservations, easements, discrepancies in boundaries, encroachments, restrictions or exceptions previously approved by Buyer in accordance with Paragraph 8.A. Delivery of the Title Policy pursuant to Section 10 below shall be deemed to fulfill all duties of Seller as to the sufficiency of title required hereunder; provided, however, Seller shall not thereby be released from the warranties of Seller's Deed.

9. NOTICE TO BUYER. At the time of the execution of this contract, Broker has advised and hereby advises Buyer, by this writing, that Buyer should be furnished with or obtain a policy of title insurance or if an abstract covering the Property is provided in lieu thereof, Buyer should have said abstract examined by an attorney of Buyer's own selection.

10. CLOSING.

    A. The closing of the sale (the "Closing Date") shall be on or before 45 days after the expiration hereof (unless extended by Seller pursuant to Section
8A).

    B. At the closing, Seller shall deliver to Buyer: (i) a Special Warranty Deed (with Vendor's Lien retained if not a cash purchase) covering the Property, subject only to liens securing debt created, assumed or existing as part of the consideration, taxes for the current year, and any other reservations or exceptions previously approved by Buyer in accordance with Paragraph 8.A; (ii) An Owner's Policy of Title Insurance (the "Title Policy") issued by Lawyers Title Insurance Company in full amount of the Sales Price, dated as of closing, insuring Buyer's fee simple title to the Property to be good and indefeasible subject only to those title exceptions permitted herein, or as may be approved by Buyer in writing, and the standard printed exceptions contained in the usual form of the title Policy; provided, however: (a) the exception as to area and boundaries shall be in accordance with Paragraph 7.A.3; (b) the exception as to restrictive covenants shall be endorsed "None of Record", or, if of record, restrictive covenants shall be referenced by appropriate recording information;
(c) the exception as to taxes shall be limited to taxes for the current year and subsequent years, and subsequent assessments for prior years due to changes in land usage or ownership; and (iii) possession of the property. SEE RIDER 4.

    C. At the closing, Buyer shall deliver to Seller (i) the cash portion of the sales price (the Earnest Money being applied thereto) and (ii) Deed of Trust.

    D. Unless otherwise provided herein, costs for the Survey, the Title Policy, preparing Deed, all inspections, tax certificates, reports and repairs required of Seller herein by 1/2 of escrow fee shall be Seller's expense. All other costs and expenses incurred in connection with this contract which are not recited herein to be the obligation of Seller, shall be the obligation of Buyer. Unless otherwise paid, before Buyer shall be entitled to refund of Earnest Money, any such costs and expenses required to be paid by Buyer shall be deducted therefrom and paid to the creditors entitled thereto.

    E. Rents and lease commissions, interest, insurance, utility charges, personal property taxes and ad valorem taxes for the then current year shall be prorated at the closing effective as of the Closing Date. If for any reason utility charges cannot be accurately determined at date of closing for proration purposes, Buyer may postpone proration of utility charges until after closing and at such time as a statement for utility charge is received, charges appearing on such statement shall then be prorated as of the date of closing, and Seller shall tender in cash the cost of all utility charges to the date of closing to Buyer upon demand. Any security deposits held by Seller shall be delivered to Buyer. If the closing shall occur before the tax rate is fixed for the then current year, the apportionment of the taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation but any difference in ad valorem taxes for the year of sale actually paid by Buyer shall be adjusted between the parties upon receipt of written evidence of the payment thereof. If Seller has claimed the benefit of laws permitting a special use valuation for the purposes of payment of ad valorem taxes on the Property, the Seller represents that he was legally entitled to claim such benefits. If this sale or Buyer's use of the property after closing results in the assessment of additional taxes for prior years, such additional taxes shall be the obligation of the Buyer and such obligation shall survive closing.

    F. If Buyer is to assume an existing loan, Buyer shall pay any transfer fee as provided in Paragraph 4. Buyer shall execute, at the option nd expense of Seller, a Deed of Trust to Secure Assumption with a Trustee named by Seller.

    G. If the Property is situated within a utility district subject to the provisions of Section 50.301, Texas Water Code, then at or prior to the closing, Seller agrees to give Buyer the written notice required by said Section and Buyer agrees to sign and acknowledge the notice to evidence receipt thereof.

11. ESTOPPEL CERTIFICATE BY TENANTS.  Seller shall deliver to Buyer an
"estoppel certificate" signed by each tenant leasing space in the Property as of the date of closing stating (1) that no default exists under the terms of the lease agreement by either Lessor or Lessee; (2) the amount of any rental payments made in advance, if any; (3) the amount of any security deposits made, if any; (4) the amount of any offsets against rent, if any; and (5) that the tenant has no defenses against the payment of rent accruing under the terms of his lease agreement. Seller shall, at closing, tender to Buyer the amount of any security deposits and advance rental payments received. Seller shall deliver to Buyer all existing leases and service and/or warranty contracts applicable to the premises within 10 days of this contract. Buyer shall have 3 days from receipt of those contracts to disapprove of same in writing to Seller, and Buyer may terminate this agreement and Earnest Money shall be refunded with no Broker's fee due. At closing the cost of any service and/or warranty contracts shall be prorated.

12. BROKER'S FEES.

    [ X ]     A.   To be set forth in a separate agreement.

13. CASUALTY LOSS. If, prior to Closing, any part of Property is damaged or destroyed by fire or other casualty loss, Seller shall restore the same to its previous condition as soon as reasonably possible, but in any event by Closing Date; and if Seller is unable to do so without fault, this contract shall terminate and Earnest Money shall be refunded with no Broker's fee due.

14. DEFAULT. If Buyer fails to comply herewith, Seller shall receive the Earnest Money as liquidated damages. If Seller is unable without fault to deliver Title Policy or to make any non-casualty repairs required herein within the time herein specified, Buyer may either terminate this contract and receive the Ernest Money as the sole remedy, and no Broker's fee shall be earned, or extend the time up to 30 days. If Seller fails to comply herewith for any other reason, Buyer may (i) terminate this contract and receive the Earnest Money, thereby releasing Seller from this contract or (ii) enforce specific performance hereof. If completion of sale is prevented by Buyer's default, and Seller elects to enforce specific performance, the Broker's fee is payable only if and when Seller collects damages for such default by suit, compromise, settlement or otherwise, and after first deducting the expenses of collection, and then only in amount equal to one-half of that portion collected, but not exceeding the amount of Broker's fee.

15. CONDEMNATION. If any part of the Property is condemned prior to Closing Date, Seller shall promptly give Buyer written notice of such condemnation and Buyer shall have the option of either applying the proceeds on a pro rata basis of any condemnation award to reduce the Sales Price provided herein or declare this contract terminated by delivering written notice of termination to Seller and Earnest Money shall be refunded to Buyer with no Broker's fee due.

16. ATTORNEY'S FEES. Any signatory to this contract who is the prevailing party in any legal proceeding against any other signatory brought under or with relation to this contract or transaction shall be additionally entitled to recover court costs and reasonable attorney fees, and all other litigation expenses, including deposition costs, travel, and expert witness fees, from the non-prevailing party.

17. REPRESENTATIONS. In addition to other representations made herein, Seller represents that unless securing payment of the Note, there will be no Title 1 liens, unrecorded liens or Uniform Commercial Code liens except those specified in paragraph 26 against any of the Property on Closing Date, that loan(s) will be without default, and reserve deposits will not be deficient. If any representation above is untrue this contract may be terminated by Buyer and the Earnest Money shall be refunded without delay. Representations shall survive closing.

18. NOTICES. Any notice or communication required or permitted hereunder shall be deemed to be delivered, whether actually received or not, when deposited in the United States mail, postage fully prepaid, registered or certified mail, and addressed to the intended recipient at the address on the signature page of this contract. Any address for notice may be changed by written notice delivered as provided herein.

19. INTEGRATION. This contract contains the complete agreement between the parties and cannot be varied except by the written agreement of the parties. The parties agree that there are no oral agreements, understandings, representations or warranties which are not expressly set forth herein.

20. BINDING EFFECT. This contract shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, representatives, successors and assigns where permitted by this contract. The effective date of this contract shall be the date upon which the last party signs.

21. TERMINATION OF OFFER. Unless accepted by Seller, as evidenced by Seller's signature hereto and delivered to Buyer by 5:00 pm., the ____ day of _______________, 19___, this offer to purchase shall be null and void and all parties hereto shall stand relieved and released of any and all liability or obligations hereunder and all Earnest Money shall be returned to Buyer.

22. ASSIGNMENT.

    [ X ]     A.   Buyer may not assign this contract.
    [   ]     B.   Buyer may assign this contract and all rights hereunder and shall be relieved of any future liability under this contract provided the assignee shall assume in writing all the obligations of Buyer hereunder.

23. TEXAS LAW TO APPLY. This agreement shall be construed under and in accordance with the laws of the State of Texas and all obligations of the parties created hereunder are performable in Denton County, Texas.

24. LEGAL CONSTRUCTION. In case any one or more of the provisions contained in this contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

25. TIME.     Time is of the essence.

26. SPECIAL PROVISIONS. (This section to include additional factual data relevant to the sale which may include addendums.)

    Buyer represents and warrants to Seller that Buyer is authorized to enter into this transction, and the person signing on behalf of Buyer is authorized to do so.


27. CONSULT YOUR ATTORNEY. This is intended to be a legally binding contract. This contract constitutes the entire agreement between the parties and their real estate agents, there being no oral agreements, representations, conditions, or warranties, express or implied, in addition to this contract.

28. PRINCIPAL DISCLOSURE.

    [   ]     The Buyer of this Property is a licensed real estate agent and is acting as a principal in this transaction.

    [   ]     The Seller of this Property is a licensed real estate agent and is acting as a principal in this transaction.

29. (a) As an integral part of the consideration to bc tendered by Buyer to Seller hereunder, Buyer shall pay to Seller, in currently collectible funds, an amount equal to the Guaranteed Differences (defined below), calculated as of the third anniversary of the date of closing hereunder, on or before that date which is five business days after the third anniversary of the date of closing hereunder.

         (b) The "Guaranteed Difference" is the amount equal to: the difference between (x) the sum of $1,300,000 and (y) the average closing price of the Units (the "Closing Price") (as calculated by multiplying (i) the average closing selling price of units in Buyer on the New York Stock Exchange over the 20 trading days immediately preceding the date of calculation by (ii) 54,166.67); and for the purposes of calculating the Guaranteed Difference applicable on the third anniversary of closing hereunder only, further reduced by the amount of any Prior Proceeds (defined below).

    The following is an example of the operation of the foregoing:

    If two months after the second anniversary of closing hereunder Seller sells the Units at $22 per unit, and if upon the third anniversary of closing hereunder the average Closing Price of the Units is $20 per unit, the Guaranteed Difference applicable to the third anniversary hereof shall be $108,333.34. [$1,300,000 - (54,166.67 x 20) - ((54,166.67 x 22) -
    (54,166.67 x 20))].

         c)   "Prior Proceeds" is the amount equal to the difference between
    (i) the amount realized with respect to any of the Units sold by Seller after the second anniversary hereof and (ii) the Closing Price allocable to such sold portion of the Units applicable on the third anniversary of Closing hereunder.

         d) Buyer's obligations hereunder shall survive closing and delivery of the deed, shall constitute personal obligations of Buyer and shall bc secured, in part, by delivery of the Letters of Credit (defined below) as set forth in Section 30 below.

30) At closing, Buyer shall deliver to Seller a letter of credit in the face amount of the Guaranteed Difference, calculated as of the date of closing hereunder and redetermined as of each Replacement Date (as hereinafter defined). Such letter of credit, and any replacement thereof, (each a "Letter of Credit") shall bc in form reasonably acceptable to Seller and shall be issued by an issuer reasonably acceptable to Seller. Each Letter of Credit shall have a duration of one year. Each Letter of Credit shall contain a provision whereby Seller shall be entitled to draw the entire amount of such Letter of Credit if Seller certifies to the issuer that Seller has not received a replacement Letter of Credit, conforming to the terms hereof, on or before that date (a "Replacement Date") which is five business days prior to the exaspiration date of the then current Letter of Credit, in an amount equal to the Guaranteed Difference, calculated as of the Replacement Date. In addition, the Letter of Credit which shall be outstanding as of the third anniversary of closing hereunder, shall contain a provision whereby Seller shall be entitled to draw upon such portion of the Letter of Credit, on or after the third anniversary of closing hereunder, as Seller shall certify to issuer is equal to the amount of the Guaranteed Difference, calculated as of the third anniversary of closing hereunder. Each time that Seller issues a certification to the issuer of the Letter of Credit described above, Seller shall also issue a separate substantively identical certification to Buyer.

31) In the event that the Guaranteed Difference is negative or zero as of any Replacement Date, the obligations of Buyer hereunder shall nevertheless continue. In the event that the Guaranteed Difference is negative or zero as of the third anniversary of closing hereunder, Buyer shall have no further obligations hereunder. In no event shall Seller ever be required to pay money to Buyer in the event that the Guaranteed Difference is negative.

32) Seller hereby represents and warrants to, and covenants with Buyer, that, to the actual knowledge of Seller:

         (a) Seller has the full right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement when executed and delivered by Seller and Buyer, shall constitute the valid and binding agreement of Seller, and shall be enforceable against Seller in accordance with its terms.

         (b) All requisite corporate action on the part of Seller has been taken by Seller in connection with making and entering into this Agreement and the consummation of the purchase and sale provided for herein.

         (c) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the best of Seller's knowledge, threatened against Seller, which would materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

         (d) Seller has not received any written notice from appropriate governmental authorities that the Property is currently in violation of any applicable laws.

         (c) Seller has not received any written notices from any insurance company, board of fire underwriters or similar organization regarding any defects in the Property.

         (f) Seller has no knowledge of any litigation affecting the Property or claims of any kind, including regulations of the Environmental Protection Agency and any state regulatory body concerning the disposal of grease, hazardous waste, petroleum, any underground storage tanks or any other hazardous materials, or regulations of the Americans Disability Act providing for access to the premises, dining areas and bathroom areas of the Property.

         (g) Seller has no contracts of any kind, such as for waste disposal, termite protection, cleaning services, or paper supplies which will survive the Closing Date.

         (h) All financial information delivered to Buyer concerning the Leases are and will be true, correct, accurate and complete ant will not omit to state any fact or condition, the omission of which makes such statements misleading.

         (i) Seller has received no written notice from applicable governmental authorities of taking, condemnation, betterment or assessment, actual or proposed, with respect to the Property.

         (j) From and after the date hereof, and until the Closing or earlier termination of this Agreement, Seller shall not sell, assign or create any right, title or interest whatsoever in or to the Property or create or permit to arise any liens, encumbrance or charge thereon without promptly discharging the same, and shall operate the Property in conformity with its past practices.

         (k) The Lease Agreements are in full force and effect, and Seller has no actual knowledge of any event which would constitute a default or an event of default either by Seller or any tenant under a Lease Agreement.

33) All representations and warranties made in this Agreement shall be deemed to be made on the date hereof and again on the Closing Date. It shall be a condition of Buyer's obligation to close that all warranties and representations made hereunder are true on the Closing Date. Notwithstanding any language contained in the Deed to the contrary, all such representations and warranties shall survive the Closing for a period of six months and shall not be deemed to have merged into and be governed by the Closing Documents. If Buyer discovers prior to Closing, that any representation or warranty made in this Agreement is not true, then Buyer shall have the right, as its sole and exclusive remedies, to either (i) terminate this Agreement by delivering notice to Seller prior to the Closing Date and recover the Earnest Money, or (ii) elect to purchase the Property subject to such untrue warranty or representation without any reduction in the Purchase Price. If Buyer discovers after Closing that any representation or warranty made in this Agreement is not true, Buyer shall be entitled to exercise any and all rights and remedies available at law or in equity as a result of any breach of any of such representations or warranties, provided as a condition to Buyer's right to do so, Buyer must deliver written notice of such breach to Seller within six (6) months after the Closing Date and Buyer must exercise such remedies including the filing of any suit or other action within six (6) months after the Closing Date.

34) The Buyer hereby represents and warrants to Seller, and covenants with Seller, that:

         (a) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, the state of its incorporation. Buyer has the full power and authority to own its assets, conduct its business as and where such business is presently conducted. After giving effect to the sale and issuance of the Units pursuant to this Agreement, 4,635,000 limited partnership Units are issued and outstanding in Buyer;

         (b) the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, have been authorized by all of the necessary partnership actions by Buyer and the necessary corporate actions by the board of directors of the general partner of Buyer. This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms; and

         (c) by purchase of the Units hereunder, Seller shall receive good and absolute title thereto, fully paid and nonassessable, free and clear of all liens, charges, encumbrances or any other restriction whatsoever other than the restrictions contained in this Agreement, the Stock Restriction Agreement and the Registration Rights Agreement of even date herewith.

35) Piggyback Registration Rights

         (a) If, from time to time during the period two (2) years from the Closing Date (the "Registration Period"), Buyer determines to effect a registration under the 1933 Act in connection with the public offering of Limited Partnership Interests for cash proceeds payable to Buyer or to any Unit holder of Buyer ("Offering Shares"), then Buyer shall give prompt written notice ("Registration Notice") to the Seller of Buyer's intent to proceed with such registration and offering of the Offering Shares. No provision of this Section 35(a) shall create, or shall be construed as creating, any obligation of Buyer to (i) proceed with any public offering during the Registration Period or (ii) maintain the effectiveness of any registration statement registering Offering Shares for any period of time.

         (b) If within five (5) days (the "Final Request Date") after the receipt of Buyer's Registration Notice, Seller shall deliver to Buyer a written request to have some or all of its limited partnership Units in Buyer ("Registerable Shares") included in such registration, than Buyer shall cause to be registered under the 1933 Act all of the Registerable Shares that Seller has requested to be registered, and Seller shall have the right to participate in any offering pursuant to such registration statement in accordance with this Agreement. Seller shall be entitled to exercise such option under this Agreement for not less than 54,166 limited partnership Units (or all, if less than 54,166 limited partnership Units) are then held by Seller (the Registrable Shares as to which the Seller properly exercises such option pursuant to, and in accordance with, this Agreement are referred to, collectively, as the "Piggyback Shares"). The Seller shall not be entitled to proceed with a registration and offering of the Piggyback Shares unless Buyer proceeds with the registration and offering of the Offering Shares.

         (c) The underwriter(s), investment banker(s) and/or manager(s) for any offering pursuant to this Section 35 shall be selected by Buyer in its sole discretion. If the registration involves an underwritten offering, all participating interest holders must sell their Piggyback Shares to the underwriters as selected by Buyer on the same terms and conditions as apply to Seller and any other selling interest holder with such differences, including any with respect to indemnification and liability insurance, as may be usual and customary in combined primary and secondary offerings. If the managing underwriter of the public offering of Offering Shares proposed to be registered by Buyer or by another interest holder in Buyer having been granted registration rights by Buyer advises Buyer in writing that marketing factors require a limitation of the number of Offering Shares to be underwritten, then the number of Registerable Shares of Seller to be included in such registration statement and the number of limited partnership Units in Buyer to be included in such registration statement by any other interest holder in Buyer having been granted registration rights by Buyer before or after the date of this Agreement other than Seller (collectively, "Registration Rights Interest Holders") shall be limited, pro rata, based on a fraction, the numerator of which shall be the number of shares of limited partnership Units in Buyer that Seller shall have requested to be registered under this Section 35 or, in the case of Registration Rights Interest Holders, the number of limited partnership Units in Buyer that such Registration Rights Interest Holders shall have requested to be registered, and the denominator of which shall be the total number of limited partnership units in Buyer requested to be registered by Seller and Registration Rights Interest Holders. It is the intention of the parties that thc Piggyback or incidental registration rights of Seller shall be PARI PASSU with any "piggyback" or incidental registration rights of any Registration Rights Interest Holder.


EXECUTED by Seller on this the 24th day of August, 1995.


BROKERS                           SELLER:
-------------------------------   ---------------------------------------
                                  SOUTHRIDGE VILLAGE PARTNERSHIP
                                  ARC-SOUTHRIDGE INVESTORS PARTNERSHIP
                                  By:  Dls. Southridge Affiliates
                                      -----------------------------------
LISTING BROKER          LICENSE NO.

By:                               By:/s/ David G. Marshall
-------------------------------      ------------------------------------
                                  Title: General Partner
                                      -----------------------------------
                                       Suite 1900, 210 W. Rittenhouse Sq.
                                       Philadelphia, PA 19103
                                       Phone: (215) 893-6000

EXECUTED by Buyer on this the _____________ day of ________________, 19____.


                                  BUYER:

By:                               U.S. RESTAURANT PROPERTIES MASTER L.P.
                                  By:  U.S. Restaurant Properties, Inc.
-------------------------------      ------------------------------------
CO-BROKER          LICENSE NO.
                                  By:
                                      -----------------------------------
                                       Title:    Chairman
                                       5210 Harvest Hill, Suite 270, L.B. 168
                                       Dallas, Texas 75230
                                       (214) 696-4591

Receipt of $56,000.00         Earnest
           -----------------
Money is acknowledged in the form
of BUYER'S CHECK
-------------------------------------
Escrow Agent


By:/s/ Alexandra Smith, Escrow Officer
   -----------------------------------
    American Title Company
    2323 Bryan #1600
    Dallas, Tx 75201
    Phone:  (214) 220-6366
    Fax:  (214) 220-0179

[Note: This form has been prepared by Babb & Hanna, P.C., attorneys for the Texas Association of REALTORS (TAR). Babb & Hanna, P.C. has approved this form for use by TAR member brokers and salespersons for the purpose of selling improved or unimproved commercial real property. This form has not been drafted for a specific transaction, therefore, the parties are advised to consult an attorney of their choice before signing.]

                       INVESTIGATION/FEASIBILITY STUDY ADDENDUM


INVESTIGATION/FEASIBILITY STUDY. Buyer is granted the right to conduct an investigation and/or feasibility study of the Property as follows:
[X] market or economic feasibility study
[X] engineering study
[X] inspection of zoning, subdividing, or other use restrictions affecting the
    Property
[X] availability of utilities, including electricity, gas, water and wastewater treatment
[X] inspection of soil and subsoil condition
[X] other ENVIRONMENTAL PHASE I
          ---------------------------------------------------------------------
-------------------------------------------------------------------------------
    Buyer shall have 30 days from the effective date hereof to perform such investigation and/or study. Buyer or Buyer's agents shall have the right of access to the Property prior to closing for the purpose of conducting such investigation and/or study, and shall have the right to conduct tests and obtain core samples. Seller agrees to cooperate with Buyer in connection with the investigation and/or study, agrees to furnish Buyer with copies of any and all documents relating to the Property that might be necessary to complete such investigation and/or study, and agrees to execute any and all documents that might be required in order to obtain any necessary governmental authority or consent with respect to the above-described matters. If Buyer determines, in Buyer's sole judgment and discretion, that the Property is not suitable for Buyer's intended use, within the ____ days, Buyer shall give Seller written notice of such fact on or before the end of the period stated above with a copy to Escrow Agent. Upon receipt of such written notice, the Escrow Agent shall refund the Earnest Money to Buyer, and both parties shall be released from all further obligations under this contract. If Buyer does not send such written notice to Seller, then it shall be presumed that the Property is suitable for Buyer's intended use, and the contact may not be terminated by Buyer for the reasons set forth in this Section. In the event this contract does not close, through no fault of Seller, Buyer shall restore the Property to its original condition, if changed due to the investigation and/or study performed by Buyer.

U.S. RESTAURANT PROPERTIES MASTER L.P.    SOUTHRIDGE VILLAGE PARTNERSHIP
BY:  U.S. RESTAURANT PROPERTIES, INC.     BY: ARC-SOUTHRIDGE INVESTORS
                                              PARTNERSHIP

By:                                       BY: DLS. SOUTHRIDGE AFFILIATES
    ----------------------------------        ---------------------------------
                                          By: /s/ David G. Marshall
                                              ---------------------------------
                                              David G. Marshall

Its:  Chairman                              Its:  General Partner
    ----------------------------------        ---------------------------------
Date    8/21/95                             Date    8/24/95


After expiration of the Feasibility Period, Buyer shall accept the property AS IS and the Deed shall contain the following language: (see attached "as is" language).

THIS CONVEYANCE IS MADE BY GRANTOR AS-IS AND WITH ALL FAULTS, AND GRANTOR EXPRESSLY DISCLAIMS, AND GRANTEE ACKNOWLEDGES AND ACCEPTS THAT GRANTOR HAS DISCLAIMED, ANY AND ALL REPRESENTATIONS WARRANTIES, OR GUARANTEES, OF ANY KIND, ORAL OR WRITTEN, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE OR CONCERNING SUCH PROPERTY AND IMPROVEMENTS, INCLUDING WITHOUT LIMITATION, (I) THE USE, INCOME POTENTIAL, EXPENSES, OPERATION CHARACTERISTICS OR CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION WARRANTIES OF SUITABILITY, HABITABILITY, MERCHANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC PURPOSE OR A PARTICULAR PURPOSE OR GOOD AND WORKMANLIKE CONSTRUCTION, (II) THE NATURE OR QUALITY OF CONSTRUCTION, STRUCTURAL DESIGN AND ENGINEERING OF THE PROPERTY, (III) THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OR ABSENCE OF OR CONTAMINATION BY HAZARDOUS MATERIALS OR THE COMPLIANCE OF THE PROPERTY WITH ALL REGULATIONS OR LAWS RELATING TO HEALTH OR THE ENVIRONMENT, (IV) THE QUALITY OF THE LABOR AND MATERIALS INCLUDED IN THE PROPERTY, (V) THE SOIL CONDITIONS, DRAINAGE, FLOODING CHARACTERISTICS, UTILITIES OR OTHER CONDITIONS EXISTING IN OR TO THE PROPERTY, AND (VI) THE COMPLIANCE OF THE PROPERTY WITH ANY REQUIREMENTS ESTABLISHED BY THE AMERICANS WITH DISABILITIES ACT.

                             PROPERTY CONDITION ADDENDUM

PROPERTY CONDITION (CHECK "A" OR "B")

[ ] A.   Buyer accepts the Property in its present condition, subject only to:

[ ] B.   Buyer requires inspections and repairs as follows:
         Check Applicable Boxes:
    [ ]  i.   Termites: Seller, at Buyer's expense shall furnish to Buyer at or prior to closing a written report by a Structural Pest Control
              Business Licensee, dated within 30 days before Closing Date and stating that there is no visible evidence of active termites or visible damage to the improvements from the same in need of repair.  Such report shall not cover fences, trees and shrubs.
    [X]  ii.  Condition of Property.
              Buyer shall have the right at Buyer's expense (i) within 30 days from the date of this contract to have any of the STRUCTURAL items indicated below, and (ii) within 30 days from the date of this contract to have any of the EQUIPMENT AND SYSTEMS items indicated below, inspected by inspectors of Buyer's choice and to give Seller within such time periods  written report of required repairs to any of the items checked below which are not
              performing the function for which intended or which are in need of immediate repair.  Failure to do so shall be deemed a waiver of Buyer's inspection and repair rights and Buyer agrees to accept Property in its present condition.
              ITEMS THAT BUYER MAY REQUIRE TO BE INSPECTED (check applicable boxes):
              STRUCTURAL:
              [X] foundation, [X] roof, [X] load bearing walls, [X] floors, [X]
              ceilings, [X] basement, [X] water penetration, and
              ------------------------------------------------------------------
              ------------------------------------------------------------------
              EQUIPMENT AND SYSTEM:
              [X] plumbing system (including any water heaters), [X] central heating and air conditioning, [X] electrical system, [X] heating and cooling units in the walls, floors, ceilings, roof or
              windows, [X] any built in applicances, [ ] swimming pools and related mechanical equipment [X] sprinkler systems, and
              ------------------------------------------------------------------
              ------------------------------------------------------------------
              Repairs required by inspections and reports shall be at Buyer's expense.
    [ ]  iii. Seller shall make the following repairs in ddition to those required above:  None
              ------------------------------------------------------------------
              ------------------------------------------------------------------
              All inspections shall be by trained and qualified persons who regularly provide such service and all repairs shall be by trained and qualified persons who are, whenever possible, manufacturer-approved service persons or are licensed or bonded whenever such license or bond is required by law. For these purposes and for re-inspections after repairs have been completed, Seller shall permit access to the Property at any reasonable time.


U.S. RESTAURANT PROPERTIES MASTER L.P.     SOUTHRIDGE VILLAGE PARTNERSHIP
BY:  U.S. RESTAURANT PROPERTIES, INC.      BY: ARC-SOUTHRIDGE INVESTORS
                                               PARTNERSHIP
                                           BY: DLS. SOUTHRIDGE AFFILIATES
--------------------------------------     ------------------------------------
By:                                        By: /s/ David G. Marshall
--------------------------------------     ------------------------------------
                                                 David G. Marshall
Its:  Chairman                             Its:  General Partner
--------------------------------------     ------------------------------------
Date   8/21/95                                     Date      8/24/95

Attachment to Texas Association of Realtors
Commercial Earnest Money Contract


                                       RIDER 1

    A. Lease Agreement between Seller and Pilot Point National Bank ("Pilot Point Lease");

    B.   Lease Agreement between Seller, and Chili's, Inc. ("Chili's Lease");

    C. Lease Agreement between Seller and Robert Teong Lim ("Red Peppers Lease") (collectively, the "Lease Agreements").

                                       RIDER 2

    The Units of limited partnership interest will be unregistered and subject to a two (2) year restriction on transfer under U.S. securities laws.

                                       RIDER 3

    (4) Sales and other historical financial information in Seller's possession with respect to the Pilot Point Lease, Chili's Lease and Red Pepper's Lease, and to the extent in Seller's possession by Seller, current financial statements which respect to each such tenant.

    (5)  A Phase I Environmental Report to the extent in Seller's possession.

                                       RIDER 4

    (iv) original copies of the Lease Agreements, to the extent in Seller's possession; (v) a quit claim Assignment and Assumption of the Lease Agreements, in form satisfactory to the parties; (iv) a quit-claim general assignment of all intangible property associated with the Property, including warranties, plans and specifications, trade names and trade marks, in form satisfactory to the parties.